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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

SAFLINK CONTACT:
James W. Shepperd
Chief Financial Officer
SAFLINK Corporation
425-881-6766
jshepperd@saflink.com
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                     SAFLINK COMPLETES $8 MILLION FINANCING

REDMOND, WA (June 6, 2001) - SAFLINK Corporation (NASDAQ: ESAFE), announced today that it issued 40,000 shares of a newly designated Series E convertible preferred stock and common stock purchase warrants for an aggregate price of $8 million in a private placement to accredited investors.

The Series E preferred stock issued in this transaction is convertible into 40 million shares of SAFLINK common stock at any time until June 5, 2004. The preferred stock will not pay a dividend and holders of the stock will have no voting rights other than the right to elect two members of the Board of Directors. In addition, investors received Series A warrants to purchase 40 million shares of common stock at $0.25 per share exercisable until June 5, 2002, after which the purchase price will increase to $0.50 per share and be exercisable until June 5, 2006. Series B warrants to purchase 4.3 million shares of common stock at $0.25 per share until December 5, 2001 were issued to investors purchasing more than $1 million of Series E Preferred. Pending receipt of shareholder approval of the financing, holders of the Series E preferred stock and Warrants will not be able to convert such securities into more than 19.99% of the number of shares of Common Stock outstanding prior to the transaction.

Debt holders representing $2.3 million in bridge notes and accrued interest at the time of closing exercised their right to participate in the financing. RMS Limited Partnership agreed to extend the maturity date of its $1 million bridge note and accrued interest for an additional 12 months and the Company agreed to apply 50% of any proceeds received from the exercise of Series A and Series B warrants towards principal and interest payments during the extension period. The remaining $203,000 in outstanding bridge notes and accrued interest were repaid from the proceeds of the financing.

In connection with the financing, the Company has agreed to seek stockholder approval at its upcoming annual stockholders meeting for (i) the issuance of common stock upon conversion of the Series E Preferred and warrants issued in the financing, (ii) a new stock option plan, (iii) a reverse split of its common stock sufficient to allow the Company to meet NASDAQ's continued listing requirements (and in any event not less than 1:5), and (iv) the issuance of common stock to Jotter Technologies, Inc. upon conversion of the
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balance of the $1.7 million note payable issued to Jotter as partial consideration for the intellectual property and fixed assets acquired from Jotter on December 15, 2000.

The securities issued in connection with the financing were privately placed to accredited investors and the issuance of such securities was not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

As part of the placement, the Company agreed to file a registration statement with the Securities and Exchange Commission to register the shares of Common Stock issuable upon exercise of the warrants and conversion of the preferred stock. If such registration statement is not declared effective within 60 days or 120 days (depending on the form of registration statement filed), such registration is suspended, or the Company's Common Stock is not listed or included for quotation on Nasdaq or another exchange after being so listed or included, the Company will be required to pay a penalty to holders of the preferred stock. In addition, if the registration statement is not declared effective by the Securities and Exchange Commission within 160 days after the closing of this transaction, holders of the Series E preferred stock will be entitled to redeem for cash any of their then outstanding shares of Series E preferred stock. Furthermore, the expiration dates and pricing of the Series A and B Warrants may be adjusted depending on the availability of an effective registration statement.

The Company also issued placement agent warrants to purchase 3.0 million shares of common stock at $0.20 per share exercisable until June 5, 2006.

SAFLINK Corporation, based in Redmond, Washington, brings "Forget your Password(TM)" solutions to the Internet Economy and enterprise networks through biometrics. The company provides cost-effective multi-biometric software solutions to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. Further information is available through the company's web site at www.saflink.com.
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NOTE: SECURE AUTHENTICATION FACILITY, SAF, and Forget Your Password are
trademarks of SAFLINK Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company's ability to sell its products, conserve its working capital, and support its strategic partners, as well as other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the Securities and Exchange Commission.

PR 01-012